October 10, 2003

Mr. Stanley Komaroff



Dear Mr. Komaroff,

We are pleased to extend to you an offer to join Henry Schein, Inc. on the terms set forth in, and subject to your execution of, this letter agreement (the "LETTER AGREEMENT"):

1. Title and Position. You will have the title of Senior Advisor, Member of the Executive Management Committee, or such other title as mutually agreed. Your primary responsibilities shall be devoted to (i) overseeing the Legal Department, (ii) overseeing the Department of Regulatory Affairs, (iii) advising members of the Executive Management Committee, and (iv) becoming involved in business development and any other matters that you are reasonably requested to do by the Chairman or Chief Executive Officer ("CEO") that is commensurate with your position. You will be a member of the Executive Management Committee and report directly to the Chairman and CEO.

2. Office Location. You will be located at the principal executive offices of the Company, currently located in Melville, New York.

3. Time Commitment. You will devote at least 75% of your business time to the performance of your duties with the Company. You will be available as necessary at other times, subject to coordination with other commitments.

4. Term of Contract. Your employment commencement date shall be not later than January 1, 2004 (your actual commencement date shall be referred to as the "START DATE"). The initial employment term shall end December 31, 2006. Unless you notify the Company not less than 90 days prior to the end of the Employment Expiration Date (defined below) of your intention not to extend the term, the Employment Expiration Date shall thereafter be subject to renewal for additional one-year periods if Henry Schein sends a notice of renewal (on terms substantially similar to the terms contained herein subject to the last sentence of paragraphs 5(a), 5(b) and 5(c) hereof) not less than 60 days prior to the conclusion of the employment period as then in effect (the initial employment term and any extension thereto, the "EMPLOYMENT TERM"). Your failure to give the notice referred to in the immediately preceding sentence shall be deemed an election by you to retire under the provisions hereof. The Employment Term shall end upon the termination of your employment for any reason. The date on which the Employment Term is scheduled to end, irrespective of any earlier employment termination, is referred to as the "EMPLOYMENT EXPIRATION DATE."

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5.   Compensation.

     a. Base Salary. During the initial Employment Term, as compensation for your employment, you will receive an annual base salary at the average annual base salary of the Reference Five, in all cases payable in accordance with the Company's normal payroll practices for its senior executive officers as in effect from time to time (the base salary, as in effect from time to time, is hereinafter referred to as the "BASE SALARY.") The "REFERENCE FIVE" for any given fiscal year shall be the five individuals set forth in a separate letter of even date so herewith, provided that should any such individual cease to be employed by the Company, the Reference Five shall be the remaining individuals so named and further provided that, if the number of the Reference Five actively employed by the Company at the end of any calendar year is less than three, the two highest paid Members of the Executive Management Committee (other than the CEO) who are not part of the Reference Five shall become part of the Reference Five. Highest paid shall be based on Base Salary and target bonus for purposes of the preceding sentence. After the initial Employment Term, your salary may be increased by the CEO, in consultation with the compensation committee of the Board.

     b. Equity Compensation. During the initial Employment Term, you will receive annual grants of (i) options to purchase shares of capital stock of the Company, (ii) shares of restricted stock of the Company, and/or (iii) other equity-related awards with respect to shares of capital stock of the Company, in each case at such times, with the same terms, and in the same manner as applicable to other senior executive officers of the Company, except as modified by the specific provisions set forth in this Letter Agreement. The amount of each such grant shall be equal to the average of the amounts awarded with respect to the same period to the Reference Five. In addition, you will receive, effective as of the Start Date, an initial grant of options to purchase 25,000 shares of common stock of the Company having a ten-year term, subject to vesting at the rate of one-third immediately, one-third at the end of the first year and one-third at the end of the second year and an exercise price equal to the fair market value of such stock on the date of grant, as determined pursuant to the terms of the applicable Company stock option plan. After the initial Employment Term, your equity compensation shall be determined by the CEO, in consultation with the compensation committee of the Board.

     c. Incentive Compensation. During the initial Employment Term, commencing with fiscal year 2004, you will be eligible to receive, in addition to the Base Salary, annual incentive compensation (the "INCENTIVE COMPENSATION") equal to 100% of the average annual bonus received by the Reference Five for the same fiscal year; provided, however, that the Incentive Compensation payable to you for each of fiscal years 2004 and 2005 will be $50,000 less than such average; and provided, further, that your Incentive Compensation for any year, may, if necessary, be reduced, but not to an extent that your total compensation for such fiscal year would be more than $5,000 less than the total compensation of the fourth-highest-paid Executive Management

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

          Committee member (other than the CEO) for such fiscal year. No Incentive Compensation will be payable for fiscal year 2003. After the initial Employment Term, your incentive compensation shall be determined by the CEO, in consultation with the compensation committee of the Board.

     d. Special Bonus. You will receive a one-time special sign-on bonus (the "SPECIAL BONUS") of $100,000 within 30 days after the Start Date in any event payable prior to December 31, 2003 so long as your Start Date is prior to January 1, 2004.

     e. Expenses. The Company will promptly reimburse you for all expenses you reasonably incur in the performance of your duties with the Company, in accordance with the Company's general policies and practices for senior executive officers in effect from time to time.

     f. Benefits. During the Employment Term, you will be entitled to participate in all benefit, welfare, perquisite, equity and other similar plans, policies and programs, in accordance with the terms thereof, as are generally provided from time to time by the Company for its senior executive officers and for which you are eligible. To the extent that any benefit offered from time to time by the Company to its senior executive officers generally is not available to you by reason of age, you will receive an amount of cash equal to the amount it would have cost the Company to provide such benefit at the highest age for which it could be provided.

     g. Vacation. During each calendar year during the Employment Term, you will be entitled to four weeks of vacation and such other number of personal days generally afforded to senior executives of the Company.

     h. Automobile Allowance. During the Employment Term, the Company will provide you with an automobile allowance of $16,800 per year, which amount will increase to the extent that the automobile allowances of other senior executive officers increase.

     i. Change in Control Agreement. You will be covered by a change in control agreement in the same form as that applicable to other senior executive officers of the Company.

6.   Employment Termination.

     a. Death; Disability. If your employment hereunder is terminated by reason of your death or Disability, the Company will have no further obligation to you under this Letter Agreement except that you (or your heirs or estate) will be paid those obligations accrued hereunder to the date of your employment termination, consisting only of (i) your unpaid Base Salary to the extent unpaid through the date of termination, (ii) any deferred compensation earned but not yet paid (together with any accrued earnings thereon), (iii) the annual Incentive Compensation due to you, if any, for the last full fiscal year of the Company ending prior to the date of termination (if not previously paid), (iv) the product of (A) the annual Incentive

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

          Compensation actually payable to you for the current fiscal year of the Company, multiplied by (B) a fraction, the numerator of which is the number of days in such fiscal year during which you were employed by the Company, and the denominator of which is 365 (such amount to be paid to you when and as such Incentive Compensation is paid to senior executive officers of the Company generally), (v) to the extent consistent with Company policy, any accrued and unpaid vacation pay and payment for unreimbursed expenses, and (vi) any other amounts or benefits owing to you or your beneficiaries under the then applicable benefit plans, policies and programs of the Company with respect to senior executive officers. (All amounts determined pursuant to the provisions of in clauses (i) through (vi) above are hereinafter referred to as the "ACCRUED OBLIGATIONS"). Upon such employment termination, if and to the extent provided to members of the Reference Five, you will vest in equity-related awards with respect to shares of Company capital stock previously granted to you, and such awards will remain exercisable following termination, in each case to the extent provided or to be provided to members of the Reference Five; provided, however, that the post-termination exercise period with regard to stock options will be at least three years (but not beyond the original term of such awards). Nothing herein will be deemed to limit or expand in any way the right of your family to receive any death or disability benefit payable to them pursuant to any insurance policy. For purposes of this Letter Agreement, "DISABILITY" means your employment termination by the Company following your inability to perform your material duties for 180 days in any 365-day period due to your physical or mental incapacity. During any period of such incapacity, you will continue to receive all compensation and other benefits provided herein as if you had not been incapacitated at the time, in the amounts and in the manner provided herein, provided that the Company will be entitled to a credit against such amounts with regard to the amount, if any, paid to you for such period under any disability plan of the Company.

     b. Company Termination for Cause or Resignation Other Than for Good Reason (except Retirement). If your employment hereunder is terminated by the Company for Cause or you resign without Good Reason (other than Retirement, which shall include your notice not to renew beyond the initial term), the Company will have no further obligation to you under this Letter Agreement, except that, unless otherwise required by any employee benefit plan, you will be paid all Accrued Obligations to the date of termination in cash in a lump sum within 30 days after the date of termination. Notwithstanding the preceding sentence, in the event of a termination by the Company for Cause or a resignation by you without Good Reason (other than Retirement), you will not be entitled to receive the payments specified in paragraphs 6(a)(iii) and
          (iv) above. If, prior to the second anniversary of the Start Date, your employment is terminated for any reason whatsoever, you will promptly return to the Company the portion of the Special Bonus that equals the product of (x) the Special Bonus and (y) the fraction obtained by dividing (i) the number of days from the date of termination to the first anniversary of the Start Date by (ii) 730. For purposes of this Letter Agreement, "GOOD REASON" means (i) any

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

          diminution in title or material diminution in your position, duties, responsibilities or authority (except by reason of physical or mental incapacity or approved leave of absence), or assignment to you of duties or responsibilities that are materially inconsistent with your position at the time of such assignment, or (ii) any material breach by the Company of this Letter Agreement (including failure of successor to assume contractual duties in writing) not cured within fifteen days after written notice thereof is given by you to the Company, and "CAUSE" means (i) an action or omission by you involving willful malfeasance or willful misconduct having a material adverse effect (whether economic or as to reputation) on the Company, (ii) your conviction of, or pleading nolo contendere to, a felony (other than resulting from a traffic violation or like event) or your conviction of any other crime involving intentional dishonesty or fraud, or (iii) any other action by you constituting a material breach of your employment that is not cured within fifteen days after notice from the Company thereof. In the case of clause (i) of this Cause definition, no act or omission by will be considered willful if it is done or omitted in good faith and with a reasonable belief that it was in the best interests of the Company.

     c. Company Termination Without Cause; Resignation for Good Reason; Non-Renewal. If your employment hereunder is terminated by the Company without Cause, you resign for Good Reason, or the Company does not provide a notice of its intention to renew the Employment Term for the annual period through and including January 1, 2009 through December 31, 2009), the Company will have no further obligation to you under this Letter Agreement except that:

          i. Unless otherwise required by an employee benefit plan, you will be paid all Accrued Obligations to the date of termination in a lump sum (to the extent such obligations are able to be paid, under the terms of the plan for which such obligation arose, in a lump sum) in cash within thirty (30) business days after the date of termination, and, otherwise, in accordance with the terms of the applicable plan or applicable law.

          ii. You will be paid as severance pay, if such termination is prior to the expiration of the initial term, the following: (A) your then current annual base salary multiplied by a fraction where the numerator is the number of unexpired days in the initial term (provided, however, that such numerator will in no event be less than 365) and the denominator is 365, payable in a lump sum in cash within 30 business days after the date of such termination, and (B) your Incentive Compensation actually payable with respect to any part of the Initial Term (calculated in accordance with Paragraph 5(c) hereof) payable within 30 business days after calculation of the Incentive Compensation with respect to such year. If the Company does not provide you with a notice of renewal with respect to a year prior to and including the 2009 fiscal year, you will be paid as severance pay, your then current annual salary, payable in a lump sum in cash within 30 business days after the contract lapses and the annual Incentive Compensation payable with respect to that fiscal year following the non-renewal (for this purpose, the Incentive Compensation payable shall be considered to be 100% of the average annual

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

               bonus received by the Reference Five for such fiscal year) payable in cash within 30 business days after the calculation of the Incentive Compensation for such fiscal year. Should you be terminated without cause, resign for good reason and/or not be renewed after December 31, 2009, the Company shall have no severance obligation to you under this Agreement.

          iii. Should you be terminated without cause (or resign with Good Reason) , any unvested options shall not vest and shall be forfeited. Should you resign with Good Reason after the expiration of the Initial Employment Term or the Company does not provide a notice of renewal for any period after the expiration of the initial Employment Term, your termination will be treated as a retirement under applicable equity plans, you will vest in full in equity-related awards with respect to shares of Company capital stock previously granted to you, and any stock options shall remain exercisable for at least three years following your employment termination, but not beyond the original term of such awards.

     d. Retirement. If your employment terminates by reason of resignation without Good Reason on or after December 31, 2006 ("RETIREMENT"), the Company will have no further obligation to you under this Letter Agreement, except that, unless otherwise required by any employee benefit plan, you will be paid all Accrued Obligations to the date of termination in cash in a lump sum within 30 days after the date of termination. In addition, upon such termination (i) your Retirement will be treated as a retirement under all equity plans, (ii) any shares of Company capital stock previously granted to you and subject to restrictions will immediately vest in full, and (ii) any options to purchase shares of capital stock of the Company previously granted to you will continue to vest (but with any options remaining unvested two years and six months after such Retirement vesting on such date) and will remain exercisable for at least three years following such termination, but not beyond the original term of such awards.

     e. Other. Notwithstanding the foregoing, upon your termination of employment from the Company for any reason whatsoever, you will retain your rights to indemnification as set forth in Section 10 of this Letter Agreement.

7. Treatment of Equity Due to Post-Termination Service. Notwithstanding anything to the contrary contained herein, if you serve as a director or consultant to the Company following your employment termination, equity-related awards with respect to shares of Company capital stock previously granted to you will continue to be exercisable, and, to the extent not fully vested, will continue to vest, in each case during such period, and any stock options vested at the conclusion of such period shall remain exercisable for the period specified herein upon the applicable termination of employment, but measured from the cessation of such consulting or directorship, as the case may be (but not beyond their original term).

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

8.   Confidential Information; Noncompetition; Etc.

     a. Both during and after the Employment Term, you will hold in a fiduciary capacity for the benefit of the Company and will not, without the prior written consent of the Company, communicate or divulge (other than in the regular course of the Company's business), to anyone other than the Company, its subsidiaries and those designated by it, any confidential or proprietary information, knowledge or data relating to the Company or any of its subsidiaries, or to any of their respective businesses, obtained by you before or during the Employment Term except to the extent (a) disclosure is made during the Employment Term by you in the course of your duties hereunder and you reasonably determine in good faith that it is in the best interest of the Company to do so, (b) you are compelled pursuant to an order of a court or other body having jurisdiction over such matter to do so (in which case the Company shall be given prompt written notice of such intention to so divulge not less than five days prior to such disclosure or such shorter period as the circumstances may reasonably require) or (c) such information, knowledge or data is or becomes public knowledge or is or becomes generally known within the Company's industry other than through improper disclosure by you.

     b. You acknowledge and agree that the whole interest in any invention, improvement, confidential information, copyright, design, plan, drawing or data, including all worldwide rights to copyrights or any other intellectual property rights (collectively, the "RIGHTS") arising out of or resulting from performance of your duties during the Employment Term shall be the sole and exclusive property of the Company. You undertake (at the expense of the Company) to execute any document or do any reasonably necessary act to enable the Company to obtain or to assist the Company in obtaining any Rights. You hereby irrevocably appoint the Company to be your attorney-in-fact to execute in your name and on your behalf any instrument required and take any actions reasonably necessary for the purpose of giving to the Company the full benefit of the provisions of this subsection; provided, however, that the Company shall notify you prior to executing any such instruments or taking any such actions.

     c. You will not (other than on behalf of the Company) directly or indirectly during the Employment Term, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent of the total outstanding stock of a publicly held company) engage in any activity competitive with a material segment of the business of the Company. We recognize that you may serve on the boards of directors of one or more hospitals that are customers of the Company. You may serve on any such boards (including as the nonexecutive chairman or vice chairman of any such board), but you shall abstain from being involved in any purchase decisions with regard to the Company or products of a type the Company sells.

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

     d. If any restriction set forth in this section is found by any court of competent jurisdiction or arbitrator to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

     e. The restrictions contained in this section are necessary for the protection of the business and goodwill of the Company and are considered by you to be reasonable to such purpose. You acknowledge and agree that money damages would not adequately compensate the Company for any breach of this section, which would cause the Company substantial and irreparable damage. Therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

9. No Mitigation; No Set-Off. The Company agrees that if your employment with the Company is terminated prior to the Employment Expiration Date for any reason whatsoever, you are not required to seek other employment or to attempt in any way to reduce any amounts payable to you by the Company pursuant to this Letter Agreement. Further, the amount of any payment provided for in this Letter Agreement shall not be reduced by any compensation earned by you as the result of employment by another employer or otherwise. The Company's obligations to make the payments provided for in this Letter Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, or other similar right that the Company may have against you.

10. Indemnification. The Company will indemnify you (or, in the event of your death, your heirs, executors, administrators or legal representatives) and hold you harmless, in each case to the fullest extent permitted by the by-laws of the Company, against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney's fees), penalties, fines, settlements, losses, and damages resulting from, or in connection with, your employment with the Company, including but not limited to as an officer and director of any subsidiary or parent or as a fiduciary of any employee benefit plan. The Company will cover you under directors and officers liability insurance both during and after the termination or expiration of the Employment Term in the same amount and to the same extent as the Company covers its other senior executive officers and directors.

11. No Assignments. This Letter Agreement is personal to each of the parties hereto. Except as provided in the next sentence, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. As used in this Letter Agreement, the "Company" shall mean the Company and any successors or assigns. This Letter Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein,

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     will be paid in accordance with the terms of this Letter Agreement to your estate.

12. Section Headings. The section headings used in this Letter Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Letter Agreement.

13. Miscellaneous. This Letter Agreement, together with any exhibits hereto (including the change of control agreement), sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein, and this Letter Agreement supersedes any prior written understanding entered into between the parties with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, which are not expressly set forth in this Letter Agreement, have been made by either party with respect to the subject matter hereof. The validity, interpretation, construction and performance of this Letter Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

14. Counterparts. This Letter Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

We look forward to having you at the Company. If you find the terms of this Letter Agreement acceptable, please sign below and return it to me.

Very truly yours,

Henry Schein, Inc.                                   Agreed and accepted:


By /s/ STANLEY BERGMAN                               /s/ Stanley Komaroff
-----------------------                              ---------------------------
STANLEY BERGMAN                                      EXECUTIVE
CHAIRMAN, PRESIDENT AND
CHIEF EXECUTIVE OFFICER

                                                     Date: October 10, 2003

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

                               Henry Schein, Inc.
                                 135 Duryea Road
                            Melville, New York 11747

                                                                October 10, 2003


Mr. Stanley Komaroff



Dear Stanley:

     In recognition of the Henry Schein, Inc.'s ("HSI" or the "Company") desire to assure your continued services in the event of a pending or actual Change in Control (as hereinafter defined) of HSI, the Company's Board of Directors is pleased to offer you the Change in Control Protection outlined in this letter agreement (the "Agreement"). This Agreement amends and restates in its entirety any and all prior agreements between you and the Company relating to the subject matter hereof.

     1. Term of Agreement. The term of this Agreement shall commence on date you begin your employment (the "Effective Date") and continue in full force and effect indefinitely.

     2.   Entitlement to Severance Benefits.

     (a) Cash Severance Benefit. In the event your employment is terminated (a "Termination") by the Company without Cause or by you for Good Reason, in either case within two years following a Change in Control, you shall be entitled to receive the sum of the following, payable in a cash lump sum no later than 15 days after the Termination date: (i) Base Salary through the Termination date;
(ii) a pro rata annual incentive award at target for the year in which the Termination occurs, and (iii) an amount equal to 300% of the sum of your Base Salary plus your target annual cash bonus. In addition, notwithstanding the foregoing, in the event your employment is terminated by the Company without Cause or by you for Good Reason, in either case (i) within ninety (90) days prior to the effective date of a Change in Control, or (ii) after the first public announcement of the pendency of the Change in Control, such termination shall, upon the effective date of a Change in Control, be deemed to be a "Termination" covered under the preceding sentence of this Section 3(a), and you shall be entitled to the amounts provided for under the preceding sentence.

     (b) Other Severance Benefits. In the event you are entitled to the amounts provided for in Section 3(a) hereof, and notwithstanding anything to the contrary contained in any stock option or restricted stock agreement, you shall also be entitled to the following: (i) immediate vesting of all outstanding stock options to the fullest extent permitted under the applicable stock option plan; (ii) elimination of all restrictions on any restricted or deferred stock awards outstanding at the time of Termination, (iii) immediate vesting of all restricted or deferred stock awards and non-qualified retirement benefits, (iv) settlement of all deferred compensation arrangements in accordance with any then applicable deferred compensation plan or election form (v) continued participation in all HSI's welfare benefit plans (including, without limitation, health coverage and other benefit plans and programs pursuant to which benefits are provided to you as of the Termination Date) at the same benefit level at which you were participating on the Termination date for a period of 24 months unless and until the date or dates you receive substantially equivalent coverage from a subsequent employer.

     (c) Section 280(G) Gross-Up Protection. In the event you become entitled to payments, all or a portion of which become subject to tax imposed under
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any other similar tax, but excluding any income tax of any nature) ("Excise Tax"), HSI shall pay you an additional amount ("Gross-Up Payment") such that the amount retained by you after reduction for any Excise Tax (including penalties or interest thereon) equals the amount to be paid to you by HSI hereunder prior to the imposition of such Excise Tax. The amount of the Gross-Up Payment shall be calculated by HSI's independent auditors. In the event that such Gross-Up Payment is finally determined to be less than the amount necessary to provide that the amount to be retained by you after reduction for any Excise Tax (including penalties or interest thereon) equals the amount to be paid to you by HSI hereunder prior to the imposition of such Excise Tax, HSI shall pay an additional amount to you in respect of such deficiency (including any interest and penalties). In the event that such Gross-Up Payment is finally determined to exceed the amount necessary to provide that the amount to be retained by you after reduction for any Excise Tax (including penalties or interest thereon) equals the amount to be paid to you by HSI hereunder prior to the imposition of such Excise Tax, you must promptly repay the entire amount of such excess Gross-Up Payment to HSI.

     (d) No Mitigation; No Offset. In the event of any Termination, you shall be under no obligation to seek other employment and no amounts due to you under this Agreement shall be subject to offset due to any remuneration attributable to subsequent employment that you may obtain.

     (e) Exclusivity of Severance Payments; Release. In the event you are entitled to the amounts provided for in Section 3(a) hereof, you shall not be entitled to any other severance payments or severance benefits, whether contractual or not, from HSI or any payments by HSI on account of any claim by you of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws. Termination payments and benefits made to you are conditioned upon your execution of a release agreement, in a form reasonably satisfactory to HSI, releasing any and all claims arising out of your employment (other than enforcement of this Agreement), any rights under HSI's incentive compensation and employee benefit plans, and any claim for any non-employment related tort for personal injury.

     3. Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them.

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     (a)  "Base Salary" means the annualized rate of pay in effect on the
Termination date, provided that if a reduction in Base Salary is the basis for a Termination for Good Reason, then "Base Salary" shall mean the rate of pay in effect immediately prior to such reduction. As used herein, the term "Base Salary" includes, without limitation, the annualized rate of any automobile allowance in effect on the date of Termination, and the amount, as applicable, of the Company's matching 401(k) contribution and/or supplemental employment retirement plan contribution for the full year preceding the date of the Change in Control.

     (b) "Cause" shall exist if: (i) you are convicted of, or plead nolo contendere to, any felony which materially and adversely impacts HSI's financial condition or reputation, (ii) you engage in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out your duties which materially and adversely impacts HSI's financial condition or reputation, or
(iii) you violate Section 5 of this Agreement.

     (c) A "Change in Control" shall be deemed to occur upon any of the following: (i) acquisition by any one "person" (as such term is defined in ss.3(a)(9) of the Securities and Exchange Act of 1934, as amended, and used in ss.13(d) and 14(d) thereof, including "group" as defined in ss.13(d) thereof) of 33% or more of the Company's voting shares without the prior express approval of the Company's Board of Directors; (ii) acquisition by any one "person" or "group" (as referred to in the preceding sentence) of more than 50% of HSI's voting shares; (iii) directors elected to the Board over any 24 month period not nominated by the HSI Nominating & Corporate Governance Committee (or a committee of the HSI Board of Directors performing functions substantially similar to a nominating committee) represent 30% or more of the total number of directors constituting the Board at the beginning of the period (or such nomination results from an actual or threatened proxy contest); (iv) any merger, consolidation or other corporate combination upon the completion of which HSI shares do not represent more than 50% of the combined voting power of the resulting entity; and (v) upon the sale of all or substantially all of the consolidated assets of HSI, other than a distribution to shareholders.

     (d) "Confidential Information" shall mean all information concerning the business of HSI relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of "Confidential Information" is information (i) that is or becomes part of the public domain, other than through your breach of this Agreement, or (ii) regarding HSI's business or industry properly acquired by you in the course of your career as an employee in HSI's industry and independent of your employment by HSI. For this purpose, information known or available generally within the trade or industry of HSI shall be deemed to be known or available to the public.

     (e) "Good Reason" shall mean your termination of your employment based upon one or more of the following events (except as a result of a prior termination): (i) any change in your position or responsibilities or assignment of duties materially inconsistent with your status prior to the Change in Control; (ii) following a business combination related to a Change in Control, a failure to offer you a position in the combined business entity, having authority equivalent in scope to the authority in the position held by you in the Company immediately prior to such business combination; (iii) any decrease in your Base Salary, target annual incentive or long- term incentive opportunity; (iv) any breach of the terms of this Agreement by HSI after receipt of written notice from you and a reasonable opportunity to cure such breach; (v)

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HSI fails to obtain any successor entity's assumption of its obligations to you hereunder; or (vi) the Company requiring you to perform your services as an employee on an ongoing basis at a location more than 75 miles distant from the location at which you perform your services as of the date immediately prior to the Change in Control.

     4.   Non-Disclosure; Non-Solicitation; Non-Disparagement.

     (a) During the Term and thereafter, you shall not, without HSI's prior written consent disclose to anyone (except in good faith in the ordinary course of business) or make use of any Confidential Information except in the performance of your duties hereunder or when required to do so by law. In the event that you are so required by law, you shall give prompt written notice to HSI sufficient to allow HSI the opportunity to object to or otherwise resist such order.

     (b) During the Term and for a period of 24 months thereafter, you shall not, without HSI's prior written consent, solicit for employment, whether directly or indirectly, any person who (i) at the time is employed by HSI or any affiliate, or (ii) was employed by HSI or any affiliate within three months prior to such solicitation.

     (c) You agree that, during the Term and thereafter (including following any Termination for any reason) you will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to HSI or its respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

     5. Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof shall be resolved by binding arbitration, to be held at an office closest to HSI's principal offices in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. Pending the resolution of any arbitration or court proceeding, HSI shall continue payment of all amounts and benefits due you hereunder. All reasonable costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be promptly paid on your behalf by HSI; provided, however, that no such expense reimbursement shall be made if and to the extent the arbitrator(s) determine(s) that any of your litigation assertions or defenses were in bad faith or frivolous.

     6. Effect of Agreement on Other Benefits. Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to prohibit or restrict your participation in any other employee benefit or other plans or programs in which you currently participate.

     7. Not an Employment Agreement. This Agreement is not a contract of employment between you and HSI. HSI may terminate your employment at any time, subject to the terms hereof or any other agreement that might exist between you and HSI.

     8. Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs

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(as applies to you) and permitted assigns. HSI agrees that in the event of a sale or transfer of assets, it shall, as a condition of such sale, require such assignee or transferee to expressly assume HSI's liabilities, obligations and duties hereunder.

     9. Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflict of laws.

     Please acknowledge your acceptance of the terms of this Agreement by executing below and returning a copy to HSI.

                                                     HENRY SCHEIN, INC.


                                                     By: /s/ Stanley M. Bergman
                                                     ---------------------------
                                                     Stanley M. Bergman
                                                     Chairman, President and CEO

                                                     Accepted:
                                                     /s/ Stanley Komaroff
                                                     ---------------------------
                                                     Stanley Komaroff

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